Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form N-2 of PennantPark Floating Rate Capital Ltd. and Subsidiaries of our reports dated November 22, 2016, relating to the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 22, 2016, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

New York, New York

December 15, 2016